Exhibit 99.1
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For Immediate Release
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              BSD Medical's Cancer Treatment Systems Get a Proposed
                             86% Reimbursement Boost

SALT LAKE CITY, Utah August 7, 2007--BSD Medical Corp. (AMEX:BSM) today reported that the Centers for Medicare and Medicaid Services (CMS) has proposed an approximate 86% increase in the reimbursement rate for all of the CMS codes applicable to the use of BSD cancer treatment systems for hospital outpatient procedures, which constitute the majority usage for BSD's cancer systems. Increases ranging from 14-44% have also been proposed for freestanding clinics (each code for freestanding clinics has a different value). CMS reimbursement rates generally set the standard for the payment schedules used by commercial insurance carriers as well. The new proposed reimbursement rates will be finalized this November and become effective January 1, 2008. BSD considers this increase in reimbursement a major step forward in its ongoing effort to commercialize its cancer therapy systems, increasing the financial incentive for hospitals to adapt to more effective cancer treatment modalities.

About BSD Medical

BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy, and for tumor reduction prior to surgery. For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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